EXHIBIT 99.1

Rand Capital Announces First Quarter Results and Election of Directors and Officers

   Net Asset Value is $3.30 per share for the quarter ending March 31, 2010
  Four follow-on investments totaling $1,055,000

BUFFALO, N.Y., May 12, 2010 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the first quarter ended March 31, 2010 highlighting a net asset value of $3.30 per share, a decrease of ($0.10) from December 31, 2009. At the end of the first quarter, Rand's total investment portfolio was valued at $24.6 million, which exceeds its cost basis of $15.8 million, reflecting $8.8 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital, stated, "We had an active investing quarter, providing growth capital to four of our existing companies. Merger and acquisition activity has increased with several of our companies evaluating potential liquidity events. We are also evaluating several new investments and look forward to sharing these with you in the future."

Portfolio Activities

During the quarter:

  Rand made a follow-on investment of $250,000 in Rheonix, Inc. (Ithaca, NY) (www.rheonix.com). Rheonix is a spin-off of Kionix, Inc. (Ithaca, NY) (www.kionix.com) and has developed a patented CARDTM (Chemistry and Reagent Device) microfluidic diagnostic platform for simultaneous assay testing of small volumes of chemicals and biological fluids. Rheonix recently announced the completion of a $12.6 million Series A financing.
  Also during the quarter, Rand made a $125,000 follow-on investment in Microcision LLC (Philadelphia, PA) (www.microcision.com). Microcision is a manufacturer of custom medical and dental implants (www.aetonmed.com) including precision machined components, implants and assemblies. Aeton has developed a proprietary line of dental ST abutments, flathead drills, healing caps and other unique products for the dental implant market.
  A $200,000 investment in Niagara Dispensing Technologies, Inc. (Amherst, NY) (www.niagaradispensing.com). Niagara Dispensing is a beverage dispensing technology products manufacturer specializing in rapid pour beer dispensing systems for high volume stadium and concession operations. Their Exactap and Exactpour products are revolutionizing draught beer dispensing and are in use worldwide.
  A $480,000 follow-on investment in GridApp Systems, Inc. (New York, NY) (www.gridapp.com). GridApp Systems is a leading provider of database automation solutions including database patching, compliance, Oracle provisioning, that help businesses gain control of their heterogeneous database environment, utilizing their proprietary Clarity software.

During the quarter, Rand revalued its investment in Innov-X Systems, Inc. to $5.5 million (Woburn, MA) (www.innovxsys.com) reflecting current market conditions.  Innov-X recently launched a new Delta line of handheld XRF devices which are ruggedly superior for use in virtually any environment.

Election of Directors

At Rand's Annual Meeting of Shareholders the following Directors were elected: Allen F. Grum, Erland E. Kailbourne, Ross B. Kenzie, Willis S. McLeese, Reginald B. Newman, II, Jayne K. Rand and Robert M. Zak. Rand's Board of Directors also re-appointed Mr. Newman as Chairman of the Board.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results.  Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com